EXHIBIT 10.1

OXFORD INDUSTRIES, INC.

PERFORMANCE SHARE UNIT AWARD PROGRAM FOR FISCAL 2013

Terms and Conditions

1.              Establishment and Objectives

(a)                                 Establishment of the Program. The Nominating, Compensation & Governance Committee (the “Committee”) of the Board of Directors of Oxford Industries, Inc. (the “Company”) hereby establishes this Fiscal 2013 Performance Share Unit Award Program (this “Program”) to provide for awards (“FY13 Unit Awards”) in the form of Restricted Share Units pursuant to Article 8 of the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “LTIP”). This document sets forth the terms and conditions governing which FY13 Unit Awards shall be made and administered pursuant to this Program. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the LTIP.

(b)                                 Effective Date.  This Program is effective as of April 5, 2013 (the “Effective Date”).

(c)                                  Objectives. This Program is intended to attract, retain and motivate selected Employees of the Company and its Subsidiaries by providing such Employees with a proprietary interest in the long-term growth and financial success of the Company.

(d)                                 Term. This Program is effective beginning on the Effective Date and shall terminate on the date all Unit Awards have either been paid or forfeited.

2.              Administration

(a)                                 Committee Authority. The Committee shall mean the committee described in Article 4 of the LTIP. The Committee shall have all discretion and authority necessary or appropriate to administer this Program and to interpret the provisions of this Program, including, but not limited to, the terms providing for the manner in which EPS of the Company is to be calculated.

(b)                                 Decisions Binding. All decisions, determinations and actions of the Committee in connection with the construction, interpretation, administration or application of this Program shall be final, conclusive and binding on all persons, including the Company, its shareholders, any Participant, and their respective estates and beneficiaries, and shall be given the maximum deference permitted by law.

(c)                                  LTIP. All FY13 Unit Awards under this Program shall, in addition to being subject to the terms and conditions set forth herein, be subject to the additional terms and conditions of the LTIP, as in effect on the Effective Date or as may be amended thereafter.  In the event of any conflict between the terms of this Program and the terms of the LTIP, the LTIP shall control.

(d)                                 No Individual Liability. No member of the Committee or any officer of the Company shall be liable for any determination, decision or action made in good faith with respect to this Program or any award or payment under this Program.

3.              Participants and FY13 Unit Awards

(a)                                 Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall become Participants in the Program.

(b)                                 Determination of Awards. The Committee shall have sole discretion in determining the target number of Restricted Share Units (and, as a percentage of such target number, the number of Restricted Share Units that may be earned at threshold and maximum performance) subject to any FY13 Unit Award granted to a Participant. The Committee shall initially grant FY13 Unit Awards as of the Effective Date to Employees who are employed on the Effective Date. Any person who becomes an Employee after the Effective Date may, in the Committee’s discretion, receive an FY13 Unit Award, provided, that the Committee shall not grant any FY13 Unit Awards on or after November 3, 2013. Subject to the foregoing prohibition on grants of FY13 Awards on or after November 3, 2013, any Employee may, in the Committee’s sole discretion, as a result of an Employee’s promotion or for any other reason, receive an initial or additional FY13 Unit Award following the Effective Date.

(c)                                  Payment Amount. Subject to the terms and conditions of this Program, each FY13 Unit Award grants to a Participant the right to earn the number of Restricted Share Units specified by the Committee based upon the Company’s achievement of the applicable Performance Objectives during the applicable Performance Period.

(d)                                 Form of Payment.  Except as provided under Section 5(d) of this Program, and subject to adjustment pursuant to Section 5(a), the Restricted Share Units earned by a Participant pursuant to an FY13 Unit Award approved by the Committee will be payable solely in Shares. Subject to any forfeiture conditions described herein, the Company will deliver Shares in settlement of Restricted Share Units earned pursuant to this Program to the Participant (or his or her estate, in the event of death) as promptly as practicable after the applicable Vesting Date but in no event later than 2½ months after the later of (i) the last day of the calendar year, or (ii) the last day of the Company’s fiscal year, in which the Vesting Date occurs.

(e)                                  Maximum Individual Award. The aggregate payout with respect to an FY13 Unit Award shall not exceed the limitations of Section 3(c) of the LTIP.

4.              Performance Period; Performance Objectives

(a)                                 Performance Period. The performance period for all FY13 Unit Awards shall begin on February 3, 2013 and end on February 1, 2014 (the “Performance Period”).

(b)                                 Performance Grid. The number of Restricted Share Units earned by a Participant under this Program will be determined in accordance with the following grid. If the actual performance results fall between two of the categories listed below, straight-line interpolation will be used to determine the amount earned.

EPS of the Company during the Performance Period	Percentage of Target Restricted Share Units Earned
> $[ ]	150%
$[ ]	100%
< $[ ]	0%

In no event will a Participant earn more Restricted Share Units pursuant to this Program than 150% of the target number of Restricted Share Units (rounded up, if applicable, to the next whole Share) approved by the Committee for such Participant.

(c)                                  Other Change of Control Effects. Without limitation of any forfeiture conditions pursuant to this Program or the calculation of the applicable Vesting Date pursuant to this Program, in the event of a Change of Control prior to the end of the Performance Period, the number of Restricted Share Units a Participant will earn shall be the greater of (i) the number of Restricted Share Units specified as the target number of Restricted Share Units approved by the Committee with respect to such Participant’s FY13 Unit Award or (ii) if the number of Restricted Share Units that may be earned in accordance with Section 4(b) of this Program is determinable by the Committee, the number of Restricted Share Units earned in accordance with Section 4(b) of this Program.

(d)                                 Performance Objectives. For purposes of this Program, “EPS of the Company” shall mean the diluted earnings from continuing operations per common share, determined in accordance with accounting principles generally accepted in the United States (“GAAP”) and as reported in the Company’s financial statements filed with the SEC, except that in determining the EPS of the Company during the Performance Period for purposes of determining the number of Restricted Share Units (expressed as a percentage of the target number of Restricted Share Units that may be earned by a Participant) earned by a Participant under this Program, such financial performance shall be adjusted to remove the effects of the following items: [xxxx]

(e)                                  Determination. Following the end of the Performance Period, the Committee will determine (the date of such determination, the “Committee Determination Date”) in its sole discretion and certify in writing, based on the EPS of the Company during the Performance Period, the number of Restricted Share Units (expressed as a percentage of the target number of Restricted Share Units that may be earned by the Participant) earned under this Program in respect of FY13 Unit Awards, and that determination shall be final and binding. The Company will notify each Participant following the date of the Committee’s determination as to the number of Restricted Share Units earned by such Participant. Notwithstanding anything in this Program to the contrary, the Committee reserves the right to reduce the number of Shares and/or Restricted Share Units earned by a Participant (including to zero) if the Committee in its discretion determines that the number of Shares and/or Restricted Share Units otherwise earned by the Participant would not properly reflect the performance of the Participant or the Company, whether due to unforeseen circumstances or otherwise.

(f)                                   Fractional Shares. The Company shall not issue any fractional Shares pursuant to this Program. Any determination of fractional Shares represented by Restricted Share Units based upon the EPS of the Company during the Performance Period shall be rounded up to the next whole Share.

5.              Vesting

(a)                                 Vesting Date. The “Vesting Date” for Restricted Share Units earned pursuant to FY13 Unit Awards shall be May 1, 2017, provided, that, if a Participant incurs a Change of Control Termination prior to May 1, 2017, the number of Shares payable in respect of such Participant’s Restricted Share Units and FY13 Unit Award and the Vesting Date for such Participant shall be determined in accordance with the following:

Event	Determination of Shares	Vesting Date
Change of Control Termination (after end of Performance Period)

If a Participant’s Change of Control Termination occurs after the end of the Performance Period but prior to May 1, 2017, where the Change of Control occurs after the end of the Performance Period, the Participant will be entitled to the number of Shares attributable to the number of Restricted Share Units earned in accordance with Section 4(b) of this Program.

The date of the Participant’s Change of Control Termination
Change of Control Termination (before end of Performance Period)

If a Participant has a Change of Control Termination where the Change of Control occurs prior to the end of the Performance Period, the Participant will be entitled to the greater of (i) the number of Shares attributable to the number of Restricted Share Units specified as the target number of Restricted Share Units approved by the Committee with respect to such Participant’s FY13 Unit Award, or (ii) if such Change of Control Termination

Date of the Participant’s Change of Control Termination

Event	Determination of Shares	Vesting Date

occurs after the applicable Committee Determination Date and the number of Restricted Share Units that may be earned in accordance with Section 4(b) of this Program is determinable by the Committee, the number of Shares attributable to the number of Restricted Share Units earned in accordance with Section 4(b) of this Program.

(b)                                 Definitions. The following definitions apply for purposes of this Agreement:

(i)                                     “Change of Control Termination” means either (i) the Participant’s involuntary Separation from Service that occurs after a Change in Control and that is instituted by the Company or a Subsidiary (whichever employs the Participant) other than for Cause, or (ii) the Participant’s Separation from Service that occurs after a Change in Control and that is instituted by the Participant on account of Good Reason.

(ii)                                  “Change of Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied: (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities; (w) the commencement by an entity, person or group (other than the Company or a Subsidiary) of a tender offer or an exchange offer for more than 50% of the outstanding capital stock of the Company; (x) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (2) a transfer of all or substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; (y) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board; or approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (C) with respect to Participant, if Participant is part of a purchasing group that effects a Change of Control.

(iii)                               “Cause” shall mean any one or more of the following:  (w) the Participant’s willful failure to substantially perform his or her duties with the Company or applicable Subsidiary (other than any such failure resulting from the Participant’s Disability), after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such notice; (x) gross negligence in the performance of the Participant’s duties which results in material financial harm to the Company; (y) the Participant’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Participant at the expense of the Company or shareholders of the Company; or (z) the Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(iv)                              “Good Reason” means any of the following conditions to which a Participant does not consent: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report; or (iv) a material change in the geographic location at which the Participant must perform the services hereunder.  To Separate from Service on account of Good Reason, the Participant must, within 90 days after the initial existence of such condition, give the Company or the Subsidiary (whichever is his employer) written notice describing the condition that the Participant believes constitutes Good Reason hereunder and declaring his intention to terminate for Good Reason. The Company or its Subsidiary (whichever was notified) will have 30 days to remedy the condition and prevent the Good Reason Separation from Service. If the condition is not cured within such 30-day period, the Participant’s employment shall be deemed to be terminated, such that he has a Separation from Service for Good Reason, effective as of the end of such 30-day period.

(v)                                 “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.

(vi)                              “Separation from Service” shall mean a “separation from service” within the meaning of Section 409A.

(vii)                           “Vesting Period” shall mean the period commencing on the day following the end of the Performance Period and continuing until the applicable Vesting Date pursuant to this Program.

(c)                                  Forfeiture. Except as specifically provided pursuant to Section 5(a) above or the Committee determines otherwise in its sole discretion, a Participant will completely forfeit his or her right in respect of Restricted Share Units, any FY13 Unit Awards, dividend equivalents and to any Shares under this Program (and shall receive no consideration from the Company on account of such forfeiture or any damages or compensation for the loss or forfeiture of any Restricted Share Units, FY13 Unit Awards, dividend equivalents, Shares or any rights or benefits under the Program) if his or her employment with the Company and all Subsidiaries terminates for any reason whatsoever (whether lawfully or in breach) before May 1, 2017.

(d)                                 Absence of Exchange. If for any reason, including a Change of Control, the Shares cease to exist or are no longer traded on the New York Stock Exchange, the NASDAQ Stock Market or any other nationally recognized stock exchange, in lieu of the Company delivering Shares in settlement of Restricted

Share Units earned pursuant to this Program in accordance with Section 3(d) above, the Company shall, provided the Participant's interest in the Restricted Share Units have not been forfeited in accordance with this Program, pay to the Participant (or his or her estate, in the event of death) an amount in cash equal to the number of Shares (based on the Fair Market Value of the Shares on the last trading day prior to such date the Shares ceased to exist or were no longer traded on an applicable stock exchange) the Participant would otherwise have received absent such event.  Such cash payment shall be made at the same time as provided in Section 3(d).

6.              Clawback.

(a)                                 Terms of Clawback. Notwithstanding anything in the Program to the contrary, in the event that the Company is required to materially restate its financial statements at any time prior to the third (3rd) anniversary of a Participant’s applicable Vesting Date (excluding a material restatement of such financial statements due solely to a change in accounting principles generally accepted in the United States or such other accounting principles that may be adopted by the U.S. Securities and Exchange Commission and are or become applicable to the Company), the Committee may, in its discretion, (a) cancel the FY13 Unit Award and Restricted Share Units earned hereunder, in whole or in part, whether or not vested (so long as Shares have not yet been issued) and/or (b) require the Participant to repay to the Company an amount equal to all or any portion of the value of any or all of the Shares that have been issued to the Participant (valued as of the Vesting Date applicable to such Shares). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee.

(b)                                 Form of Repayment. Any repayment obligation may be satisfied in Shares (based on the Fair Market Value of the Shares on the date of repayment) or cash or a combination thereof and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

(c)                                  Modification to Clawback. Notwithstanding the foregoing, to the extent required to comply with applicable law and/or any clawback policy adopted by the Company after the Effective Date, the Committee may unilaterally amend this Section 6, and any such amendment shall be made by providing notice of such amendment to the Participants, and such amendment shall be binding on the Participant; provided, regardless of whether the Company makes such a unilateral amendment to this Section 6 or provides such notice to the Participants, this Section shall be deemed consistent with any clawback policy adopted by the Company after the Effective Date and each Participant shall be bound thereby.

7.              Voting Rights; Dividend Equivalents

(a)                                 No Shareholder Rights.  Participants will have no voting rights with respect to Restricted Share Units or, except as otherwise provided in this Section 7, any of the rights of a shareholder with respect to any Shares issuable upon the vesting of Restricted Share Units.

(b)                     Payment to Participants Employed by U.S. Legal Entities. Subject to Section 5(c), for Participants employed by the Company or a Subsidiary organized in the United States, from the period of time commencing with the Committee Determination Date and continuing until Shares have been paid in settlement of Restricted Share Units in accordance with this Program, a Participant shall have the right to receive cash amounts equivalent to any dividends Oxford may pay on its Shares with respect to Shares the Participant would otherwise have the right to receive in respect of outstanding Restricted Share Units.  Amounts payable pursuant to this subsection shall be paid, in cash, as soon as practicable following the date on which dividends are paid by the Company on its Shares, but in no event more than sixty (60) calendar days following the applicable record date for such cash dividend.

(c)                                  Payment to Participants Employed by non-U.S. subsidiaries. Subject to Section 5(c), for Participants employed by the Company or a Subsidiary organized outside of the United States, cash amounts equivalent to any dividends Oxford may pay on its Shares from and after the Committee Determination Date and continuing until Shares have been paid in settlement of Restricted Share Units in accordance with this Program will become payable with respect to the Shares a Participant has the opportunity to receive in respect of the Restricted Share Units, but shall not become due until the time Participant receives Shares (or cash, pursuant to Section 5(d)) in accordance with this Program, whereupon such dividend equivalents shall be paid to Participant in cash subject to any tax withholding obligations. To the extent that the right to receive Shares (or cash, pursuant to Section 5(d)) under this Program is forfeited, all dividends equivalents otherwise payable with respect to such Shares shall also be forfeited.

8.              Adjustments

FY13 Unit Awards and Restricted Share Units under this Program will be subject to adjustment or substitution in accordance with Section 10 of the LTIP.

9.              Code Section 409A Compliance

To the extent applicable, it is intended that all FY13 Unit Awards and this Program will be exempt from, or alternatively in compliance with, the provisions of Code Section 409A. All FY13 Unit Awards and this Program will be interpreted and administered in a manner consistent with this intent, and any provision that would cause an FY13 Unit Award or this Program to fail to satisfy Code Section 409A will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without a Participant’s consent).

10.       Delay of Payment

Notwithstanding anything in Section 3(d) or Section 5(d) to the contrary, if the Company reasonably anticipates that the deduction with respect to all or part of any payment due to a Participant under this Program, including the issuance or delivery of Shares, would be limited by the application of Code Section 162(m), the Company, in its sole discretion, may delay such payment in whole or in part until a date that is no later than 2 ½ months following the end of the calendar year in which such payment is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A.  In addition, the Company may further delay such payment to the extent that the requirements of Treasury Regulations Section 1.409A-1(b)(4)(ii) are satisfied.

11.       Non-Transferability

A Participant’s interest in any FY13 Unit Awards and Restricted Share Units are not transferable. Without limitation of the foregoing, no FY13 Unit Awards or Restricted Share Units may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, and any sale, pledge, assignment or other attempted transfer shall be null and void.

12.       Amendment; Termination

The Committee may amend or terminate this Program at any time and for any reason; provided, that, no such amendment or termination shall adversely affect a Participant’s rights with respect to an outstanding FY13 Unit Award or Restricted Share Units.  Without limitation of the foregoing, if any provision of this Program would cause compensation to be includible in a Participant’s income pursuant to Code §409A(a)(1), then the Company may amend this Program in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to the affected Participants, and shall be binding on such Participants.

13.       Electronic Delivery and Signature

Each Participant consents and agrees to electronic delivery of any LTIP or Program documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of any LTIP or Program documents (including documents relating to any award or grant made under this Program) which comply with applicable laws (including, if applicable, the Electronic Communications Act 2000), such Participant consents to such procedures and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.  Each Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the LTIP or this Program, including any award or grant made under this Program.

14.       Tax Withholding

The Company and any Subsidiary which act as a Participant’s employer shall have the right to (a) make deductions from the number of Shares and any cash payments with respect to dividend equivalents otherwise deliverable to a Participant pursuant to this Program (and any other amounts payable under this Program) in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, (b) take such other action as may be necessary or appropriate to satisfy any tax or similar required withholding obligations, or (c) enter into such elections as the Company may require or request immediately before (or within the prescribed time limits) any Shares are issued pursuant to this Program for the purposes of any taxes.

15.       No Guarantee of Employment

Participation in this Program and all FY13 Unit Awards are voluntary, discretionary, deferred and contingent bonuses, being made at the discretion of the Committee and do not constitute a commitment to make any future awards. Any FY13 Unit Award and any payments made pursuant to this Program will not be considered salary or other compensation for the purposes of any severance pay or similar allowance, except where required by law. This Program shall not confer upon any Participant any right with respect to continuance of employment with the Company or a Subsidiary, nor shall it interfere in any way with any right that the Company or a Subsidiary would otherwise have to terminate a Participant’s employment at any time. Notwithstanding any other provision of this Program:

(a)                                 the LTIP and this Program shall not form any part of any contract of employment between a Participant and the Company or any Subsidiary, and they shall not confer on a Participant any legal or equitable rights (other than those constituting the Restricted Share Units) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

(b)                                 the benefits to a Participant under this Program shall not form any part of a Participant’s wages or remuneration or count as pay or remuneration for pension fund or other purposes (unless otherwise specified in such plans); and

(c)                                  in no circumstances will a Participant on ceasing to hold office or employment by virtue of which Participant is or may be eligible to participate in the Program be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Program which Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

16.       Data Privacy

Information about the Participant and Participant’s FY13 Unit Awards, Restricted Share Units and/or any Shares granted hereunder may be collected, recorded and held, used, transferred and disclosed for any purpose relating to the administration of this Program. Each Participant understands and acknowledges that such processing of the information (which may include the Participant’s personal data) may need to be carried out by the Company, Subsidiaries and third party administrators whether such persons are located within the Participant’s country or elsewhere, where data protection laws may not be comparable to the Participant’s country of residence.  Each Participant consents to the processing and transfer of information relating to the Participant and receipt of the awards under this Program in any one or more of the ways referred to above.

17.       Governing Law

This Program will be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, without regard to any conflicts or choice of law rule or principle.